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                                                                    EXHIBIT 12.1

                          Standard Pacific Corp. and
                                 Subsidiaries
          Ratio of Earnings to Fixed Charges - Continuing Operations

                            (Dollars in thousands)

                                      Three Months Ended
                                            March 31,                             Year Ended December 31,
                                      ---------------------     -------------------------------------------------------------
                                         2001         2000        2000         1999         1998        1997          1996
                                      ---------    ---------    ---------    ---------    ---------    ---------    ---------
Fixed charges:
 Total Interest Incurred              $  10,728    $   8,027    $  39,627    $  35,151    $  29,010    $  17,026    $  16,687
 Interest factor in lease rentals           100          100          400          400          400          400          400
                                      ---------    ---------    ---------    ---------    ---------    ---------    ---------
 Fixed Charges                        $  10,828    $   8,127    $  40,027    $  35,551    $  29,410    $  17,426    $  17,087
                                      =========    =========    =========    =========    =========    =========    =========
Earnings & Adjustments:
 Income from continuing operations
     before income taxes              $  45,133    $  23,291    $ 166,147    $ 114,063    $  80,894    $  41,046    $  12,948

 Add (Deduct):
     Noncash charges (1)                   --           --           --            650         --           --           --
     Income from unconsolidated
      joint ventures                     (5,766)        (907)     (16,478)      (6,201)      (4,158)      (3,787)      (4,708)
     Cash distributions from
      unconsolidated joint ventures       1,200        1,214        7,136        6,363        4,270        1,197        7,950
     Fixed charges, above                10,828        8,127       40,027       35,551       29,410       17,426       17,087
     Capitalized interest                (9,557)      (7,598)     (36,028)     (33,632)     (27,842)     (12,044)      (9,545)
     Amortization of previously
      capitalized interest                8,766        5,002       33,854       27,401       26,399       23,475       16,920
                                      ---------    ---------    ---------    ---------    ---------    ---------    ---------
 Adjusted  Earnings                   $  50,604    $  29,129    $ 194,658    $ 144,195    $ 108,973    $  67,313    $  40,652
                                      =========    =========    =========    =========    =========    =========    =========
 Ratio of Earnings to Fixed Charges        4.67         3.58         4.86         4.06         3.71         3.86         2.38
                                      =========    =========    =========    =========    =========    =========    =========

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(1)  Nonrecurring noncash charges of $650,000 in 1999 related to the write down of leasehold improvements.